Exhibit 10.18
Vectrus, Inc.
Senior Executive Severance Pay Plan
1. Purpose
     The purpose of this Vectrus, Inc. Senior Executive Severance Pay Plan (“Plan”) is to assist in occupational transition by providing severance pay for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.

     The Plan first became effective as of September 27, 2014 following the spin-off of Vectrus, Inc. (“Vectrus”) from Exelis Inc. (“Exelis”) on September 27, 2014. Exelis was spun off from ITT Corporation (“ITT” and, together with Exelis, the “Predecessor Corporations”) on October 31, 2011. The Predecessor Corporations maintained similar plans prior to the respective spin-offs (the “Predecessor Plans”), and the Plan was created to continue service accruals under the Predecessor Plans. The Plan shall remain in effect as provided in Section 12 hereof, and Executives shall receive full credit for their service with the Predecessor Corporations as provided in Section 4 hereof.

2. Covered Employees

     Covered employees under this Plan (“Executives”) are full-time, active regular salaried employees of Vectrus and of any subsidiary company (“Vectrus Subsidiary”) (collectively or individually as the context requires “Company”) who are United States citizens, or who are employed in the United States, in Band A currently (Senior Vice Presidents and as may be further defined by the Vectrus Compensation and Personnel Committee) at any time within the two year period immediately preceding the date the Company selects as the Executive’s last day of active employment (“Scheduled Termination Date”), but excluding any such employees who are party to individual agreements that provide severance pay in situations where severance would be payable under the Plan.
3. Severance Pay Upon Termination of Employment

     If the Company terminates an Executive’s employment, the Executive shall be provided severance pay in accordance with the terms of this Plan except where the Executive:

     • is terminated for cause,

     • accepts employment or refuses comparable employment with a purchaser as provided in Section 8, “Divestiture”,

     • is terminated with a Scheduled Termination Date on or after the Executive’s Normal Retirement Date as defined herein, or

     • voluntarily terminates employment with the Company prior to the Scheduled Termination Date.

     No severance pay will be provided under this Plan where the Executive terminates employment by:

     • voluntarily resigning,

     • voluntarily retiring, or

     • failing to return from an approved leave of absence (including a medical leave of absence).

     No severance pay will be provided under this Plan upon any termination of employment as a result of the Executive’s death or disability.

     “Normal Retirement Date” shall mean the first of the month which coincides with or follows the Executive’s 65th birthday.

4. Schedule of Severance Pay
     Severance pay will be provided in accordance with the following Schedule of Severance Pay which sets forth the months of Base Pay provided to an Executive based upon the Executive’s Years of Service as of the Scheduled Termination Date.

Years of Service	Months of Base Pay
Less than 4	12
13
5	14
6	15
7	16
8	17
9	18
10	19
11	20
12	21
13	22
14	23
15 or more	24

“Base Pay” shall mean the annual base salary rate payable or in effect with respect to the Executive at the Scheduled Termination Date divided by twelve (12) months. Such annual base salary rate shall in no event be less than the highest annual base salary rate paid or in effect with respect to the Executive at any time during the twenty-four month (24) period immediately preceding the Scheduled Termination Date.

     “Years of Service” shall mean the total number of completed years of full-time employment since the Executive’s Vectrus system service date to the Scheduled Termination Date, rounded to the nearest whole year; provided that, for the purposes of “Years of Service,” service shall include years of service with the Predecessor Corporations; provided, however, that any breaks in service during which the Executive was not employed by Vectrus or one of the Predecessor Corporations shall not be counted. The Vectrus system service date is the date from which employment in the Vectrus system is recognized beginning with the first date of employment with Vectrus, unless the Executive was previously employed with ITT or Exelis, in which case the Vectrus system service date shall mean the first date of employment with (i) ITT (if applicable) or, if not previously employed by ITT, (ii) Exelis.
     Notwithstanding the above Schedule of Severance Pay, (i) in no event shall months of Base Pay provided to an Executive exceed the number of months remaining between the Scheduled Termination Date and the Executive’s Normal Retirement Date or (ii) shall severance pay exceed the equivalent of twice the Executive’s total annual compensation during the year immediately preceding the Scheduled Termination Date.

     Notwithstanding any other provision of the Plan to the contrary, all prior full-time employment by an Executive with the Predecessor Corporations shall be credited in full when determining an Executive’s Years of Service .

5. Form of Payment of Severance Pay

     Severance pay shall be paid in the form of equal periodic payments according to Vectrus’ regular payroll schedule (“Severance Pay”). Severance Pay will commence within 60 days following the Scheduled Termination Date; provided, that, to the extent such 60 day period begins in one calendar year and ends in another, any payment scheduled to occur during the first 60 days following the Scheduled Termination Date shall not be paid until the first regularly scheduled pay date in the latter calendar year, and such first payment shall include all amounts that were otherwise scheduled to be paid prior thereto.

     In the event of an Executive’s death during the period the Executive is receiving Severance Pay, the amount of severance pay remaining shall be paid in a discounted lump sum to the Executive’s spouse or to such other beneficiary or beneficiaries designated by the Executive in writing, or, if the Executive is not married and failing such designation, to the estate of the Executive. Any discounted lump sum paid under this Plan shall be equal to the present value of the remaining periodic payments of severance pay as determined by Vectrus using an interest rate equal to the prime rate at Citibank in effect on the date of the Executive’s death.

     If an Executive is receiving Severance Pay, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the level of the Executive’s prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which the Executive may have. After the Scheduled Termination Date and normal wind up of the Executive’s former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving Severance Pay, the Executive must promptly notify the Company.

     Severance Pay will cease if an Executive is rehired by the Company.

6. Benefits During Severance Pay

     As long as an Executive is receiving Severance Pay, except as provided in this Section or in Section 7, the Executive will continue to be eligible for participation in Company employee benefit plans in accordance with the provisions of such plans as in effect on the Scheduled Termination Date. An Executive will not be eligible to participate in any Company tax qualified retirement plans, non-qualified excess or supplemental benefit plans, short-term or long-term disability plans, the Company business travel accident plan or any new employee benefit plan or any improvement to any existing employee benefit plan adopted by the Company after the Scheduled Termination Date.

If, for any reason at any time, the Company (i) is unable to treat the Executive as being eligible for ongoing participation in any Company benefit plans or policies in existence immediately prior to the termination of employment of the Executive, and if, as a result thereof, the Executive does not receive a benefit or perquisite or receives a reduced benefit or perquisite, or (ii) determines that ongoing participation in any such Company benefit plans or policies would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall provide such benefits or perquisites by making available equivalent benefits or perquisites from other sources in a manner consistent with Section 15 below.

7. Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites

     During the period an Executive is receiving Severance Pay, the Executive will not be eligible to accrue any paid time off or participate in any (i) annual incentive or bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) new awards under any stock option or stock related plans for executives (provided that the Executive will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date and (vi) any other executive compensation program, plan, arrangement, practice, policy or perquisites unless specifically authorized by Vectrus in writing. The period during which an Executive is receiving Severance Pay does not count as service for the purpose of any Vectrus long term incentive award program unless otherwise provided in plan documents previously approved by the Board of Directors or Compensation and Personnel Committee.

8. Divestiture

     If a Vectrus Subsidiary or division of Vectrus or a portion thereof at which an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser (or, in the case of a divestiture without a purchaser, such as a spin off, accepts employment or continued employment with the divested entity), or (ii) refuses employment or continued employment with the purchaser (or divested entity, as applicable) on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive shall not be provided severance pay under this Plan. The provisions of this Section 8 apply to divestitures accomplished through sales (or other divestiture) of assets or through sales (or other divestiture) of corporate entities.

9. Disqualifying Conduct

     If during the period an Executive is receiving Severance Pay, the Executive (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior consent, induces any employees of the Company to leave their Company employment; (v) without the Company’s prior consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company (which for purposes of this Plan shall not include Exelis Inc. for a period of three years from the date of the spin-off; or (vi) fails to comply with applicable provisions of the Vectrus Code of Conduct or applicable Vectrus Corporate Policies, then the Company will have no further obligation to provide severance pay.

10. Release

     The Company shall not be required to make or continue any severance payments under this Plan unless (i) the Executive executes and delivers to Vectrus within 45 days following the Scheduled Termination Date, a release, satisfactory to Vectrus, in which the Executive discharges and releases the Company and the Company’s directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive’s employment or termination of employment, and (ii) such release is not revoked by the Executive within the seven-day statutory revocation period.

11. Administration of Plan

     This Plan shall be administered by Vectrus, which shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Vectrus shall be final, conclusive and binding on all parties affected thereby.

Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan’s administrator (in accordance with Section 17) within ninety (90) days after the earlier of (i) the date the claimant learned the amount of their severance benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary, and an explanation of the Plan’s procedures (and time limits) for appealing the denial, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision on the claim.

If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments (as well as documents, records and other information related to the claim) in writing. The administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision.

If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

12. Termination or Amendment

     Vectrus may terminate or amend this Plan (“Plan Change”) at any time except that no such Plan Change may reduce or adversely affect severance pay for any Executive whose employment terminates within two years of the effective date of such Plan Change provided that the Executive was a covered employee under this Plan on the date of such Plan Change.

13. Offset

     Any severance pay provided to an Executive under this Plan shall be offset in a manner consistent with Section 15 by reducing such severance pay by any severance pay, salary continuation, termination pay or similar pay or allowance which Executive receives or is entitled to receive (i) under any other Company plan, policy practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; (iii) by virtue of any law, custom or practice. Any severance pay provided to Executive under this Plan shall also be offset by reducing such severance pay by any severance pay, salary continuation pay, termination pay or similar pay or allowance received by the Executive as a result of any prior termination of employment with the Company.

     Coordination of severance pay with any pay or benefits provided by any applicable Vectrus short-term or long-term disability plan shall be in accordance with the provisions of those plans.

14. Miscellaneous

Except as provided in this Plan, the Executive shall not be entitled to any notice of termination or pay in lieu thereof.

     In cases where severance pay is provided under this Plan, pay in lieu of any unused current year paid time off accrual will be paid to the Executive in a lump sum within 30 days after the date of the Executive’s Scheduled Termination Date.

     Benefits under this Plan are paid for entirely by the Company from its general assets.

     This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.

     The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan

15. Section 409A

     This Plan is intended to comply with Section 409A of the Code (or an applicable exemption therefrom) and will be interpreted in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until a date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg.
Section 1.409A-3(i)(1)(iv), the terms of which shall be deemed incorporated herein by reference. All payments to be made upon a termination of employment that constitute deferred compensation under this Plan may only be made upon a “separation from service” (as that term is used in Section 409A). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executives with respect thereto.

16. Adoption Date and Amendments

     This Plan was adopted by Vectrus on [date] (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to the Executive prior to the Adoption Date.

17. Additional Information

Plan Name:	Vectrus, Inc. Senior Executive Severance Pay Plan

Plan Sponsor:	Vectrus, Inc.
655 Space Center Drive
Colorado Springs, CO 80915

Employer Identification Number:	38-3924636

Plan Number:	50[ ]

Plan Year:	Vectrus' Fiscal Year

Plan Administrator:	Vectrus, Inc.
Attention: Administrator of the Vectrus, Inc. Senior Executive Severance Pay Plan
655 Space Center Drive
Colorado Springs, CO 80915
(719) 591-3600

Agent for Service of Legal Process:	Vectrus, Inc.
Attention: Chief Legal Officer
655 Space Center Drive
Colorado Springs, CO 80915
(719) 591-3600

Service of Process may also be made upon the Plan administrator

Type of Plan:	Employee Welfare Benefit Plan - Severance Pay Plan

Plan Costs:	The cost of the Plan is paid by Vectrus, Inc.

18. Statement of ERISA Rights.

As participants in the Plan, Executives have the following rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

•
Executives may examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

•
Executives may obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for the copies.

In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of Plan participants. No one, including Vectrus or any other person, may fire a Plan participant or otherwise discriminate against a Plan participant in any way to prevent the participant from obtaining a benefit under the Plan or exercising rights under ERISA. If a claim for a severance benefit is denied, in whole or in part, the person seeking benefits must receive a written explanation of the reason for the denial. Plan participants have the right to have the denial of the claim reviewed. (The claim review procedure is explained in Section 8 above.)

Under ERISA, there are steps Plan participants can take to enforce the above rights. For instance, if a Plan participant requests materials and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Plan participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Plan participant has a claim which is denied or ignored, in whole or in part, the participant may file suit in a federal court. If it should happen that the participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or the participant may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Plan participant is successful, the court may order the person the Plan participant sued to pay these costs and fees. If the Plan participant loses, unless the Plan requires the Vectrus to pay the costs, he court may order the Plan participant to pay these costs and fees, for example, if it finds that the Participant’s claim is frivolous.

If the Plan participant has any questions regarding the Plan, the participant should contact the Plan administrator (see Section 17 for the contract in formation). If the Plan participant has any questions about this statement or about his or her rights under ERISA, the Plan participant may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in his or her telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. The Plan participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.